Contacts:

Kenneth T. Neilson                         Joseph F. Hurley
Chairman, President & CEO                  Executive Vice President & CFO
(201) 236-2631                             (201) 236-6141


FOR IMMEDIATE RELEASE
July 15, 1999


        Hudson United Bancorp Reports 26% Increase in Earnings Per Share

         Mahwah, New Jersey, July 15, 1999--Hudson United Bancorp (NYSE:HU) today reported record second quarter earnings of $25.5 million or $0.63 per share on a diluted basis, compared with operating earnings of $21.0 million or $0.50 per share for the same period in 1998. These results represent a 26% increase in diluted earnings per share. Return on Average Assets was 1.45% and Return on Average Equity was 23.29% for the 1999 second quarter. During the second quarter, the Company closed its acquisition of Little Falls Bancorp and signed definitive agreements to acquire JeffBanks, Inc. and Southern Jersey Bancorp. The Company also announced that it will enter into a strategic alliance with The Advest Group, Inc. and that Hudson United Bank will acquire the loans and other financial assets, as well as assume the deposit liabilities of Advest Bank.

         "We are pleased to announce another quarter of record financial results," said Ken Neilson, Hudson United Bancorp's Chairman, President and CEO. "The recently announced acquisitions and alliance will expand our franchise and create growth opportunities for the Company."

         For the six months ended June 30, 1999, net income was $50.1 million and diluted earnings per share was $1.24. In the corresponding 1998 period, operating earnings were $38.3 million and diluted earnings per share amounted to $0.91. Return on Average Assets and Return on Average Equity were 1.49% and 23.19% for the first six months of 1999.

         Net interest income for the second quarter of 1999 was $67.8 million compared to $63.9 million for the second quarter of 1998. The net interest margin was 4.15% and 4.12% for the second quarter of 1999 and 1998, respectively. For the six months ended June 30, 1999, net interest income amounted to $130.3 million and the net interest margin was 4.15%. For the same period in 1998, net interest income was $126.4 million and the net interest margin was 4.19%. The higher net interest income in the 1999 periods compared to 1998 was primarily due to an increased level of interest earning assets.
                                     -more-

         Noninterest income was $16.0 million and $32.5 million for the second quarter and six months of 1999, respectively. This compares to $14.3 million and $25.8 million reported for the same periods in 1998. Noninterest income as a percent of total net revenue was 20% for the first six months of 1999 and 17% for the first six months of 1998. These increases reflect higher income from the Shoppers Charge and mortgage divisions and increased sales of investment products.

         Noninterest expenses for the second quarter of 1999 were $43.1 million compared to $42.0 million in the second quarter of 1998. This increase reflects the higher cost of supporting our expanding business lines and is more than offset by a 7% increase in net revenue for the same time frame. The efficiency ratio in the second quarter of 1999 was 47.3%, down from 49.8% in the second quarter of 1998. Noninterest expenses, for the six months of 1999, amounted to $82.8 million compared to $86.2 million for the same 1998 period. This decline reflects cost savings achieved from the 1998 acquisitions. The efficiency ratio for the first six months of 1999 was 46.7% compared to 52.6% for the same 1998 period.

         At June 30, 1999, non-performing assets totaled $20.9 million (0.29% of total assets) compared to $24.6 million at December 31, 1998. The Allowance for Possible Loan Losses totaled $55.7 million at quarter end and represented 289% of non-performing loans and 1.57% of total loans. The provision for possible loan losses was $2.5 million for the second quarter of 1999 and $2.8 million for the second quarter of 1998. The loan loss provision for the six months ended June 30, 1999 and 1998, respectively, was $5.0 and $9.1 million. The decline was primarily attributable to the inclusion in the 1998 period of a $3.5 million provision taken by the former Bank of the Hudson to bring its reserve policy in line with the Company's.

         Hudson United Bancorp's total assets at June 30, 1999 were $7.2 billion compared to $6.8 billion at year-end 1998. Total loans, at June 30, 1999 were $3.5 billion, an increase of $151 million from December 31, 1998. At June 30, 1999, total deposits were $5.0 billion, Stockholders' equity was $423 million and book value per common share was $10.70. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution, with Hudson United Bancorp's leverage capital ratio at approximately 6.3%.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has 170 offices in New Jersey, New York and
Connecticut. With the pending acquisitions, the company will expand its franchise into Pennsylvania and will have total assets in excess of $9.0 billion.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan loss provisions, customer retention, failure to realize expected cost savings or revenue enhancements from acquisitions, or failure of the company's Year 2000 compliance program to effectively address Year 2000 computer problems. Hudson United Bancorp assumes no obligation for updating any such forward-looking statements at any time.
                               -tables to follow-

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)


                                                                                              Three Months Ended
                                                                                                   June 30,

                                                                                            1999              1998
                                                                                            ----              ----
Net Interest Income                                                                       $67,753           $63,863
Provision for Possible Loan Losses                                                          2,500             2,821
Security Gains                                                                              1,070               784
Noninterest Income                                                                         15,971            14,297
Noninterest Expense                                                                        43,128            41,972
Merger-related and Restructuring Charges (1)                                                    -            25,180
                                                                                           ------            ------
Pretax Income                                                                              39,166             8,971
Tax Expense                                                                                13,704             4,421
                                                                                           ------            ------
Net Income                                                                                $25,462            $4,550
                                                                                           ======             =====

Basic Earnings Per Share                                                                     $.64              $.11
Diluted Earnings Per Share                                                                    .63               .11
Diluted Earnings Per Share (excluding Merger-
   related and Restructuring Charges)                                                         .63               .50

Return on Average Assets                                                                    1.45%             0.27%
Return on Average Equity                                                                   23.29%             3.62%

Weighted Average Shares - Basic (2)                                                        39,677            40,808
Weighted Average Shares - Diluted (2)                                                      40,192            42,112


(1)   1998 includes $25.2 million   pre-tax   ($16.5   million   after-tax)  of
merger-related and restructuring charges resulting from 1998 acquisitions. (2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.

                                     -more-

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)


                                                                                               Six Months Ended
                                                                                                    June 30,

                                                                                            1999              1998
                                                                                            ----              ----
Net Interest Income                                                                      $130,300          $126,403
Provision for Possible Loan Losses                                                          5,000             9,099
Security Gains                                                                              1,984             3,834
Noninterest Income                                                                         32,536            25,790
Noninterest Expense                                                                        82,807            86,222
Merger-related and Restructuring Charges (1)                                                    -            28,445
                                                                                           ------            ------
Pretax Income                                                                              77,013            32,261
Tax Expense                                                                                26,950            12,777
                                                                                           ------            ------
Net Income                                                                                $50,063           $19,484
                                                                                           ======            ======

Basic Earnings Per Share                                                                    $1.26              $.48
Diluted Earnings Per Share                                                                   1.24               .46
Diluted Earnings Per Share (excluding Merger-
   related and Restructuring Charges)                                                        1.24               .91

Return on Average Assets                                                                    1.49%             0.60%
Return on Average Equity                                                                   23.19%             7.74%

Weighted Average Shares - Basic (2)                                                        39,829            40,912
Weighted Average Shares - Diluted (2)                                                      40,380            42,234

               As Of
                                                                                         6/30/99          12/31/98

Total Assets                                                                          $7,226,088         $6,778,661
Total Loans                                                                            3,537,792          3,386,810
Total Deposits                                                                         4,997,836          5,051,390
Stockholders' Equity                                                                     422,989            456,815



(1) 1998 includes  $28.4  million   pre-tax   ($18.8   million   after-tax)  of
merger-related and restructuring charges resulting from 1998 acquisitions.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.